Exhibit 10.24

[CCA LETTERHEAD]

October 20, 2005

StorCOMM, Inc.

7 Corporate Plaza,

8649 Baypine Rd.

Jacksonville, FL 32256

Re:                               Issuance of Options Post-Merger

Dear Gentlemen:

You and we are parties to that certain Agreement and Plan of Reorganization, dated as of August 16, 2005 (the “Merger Agreement”) pursuant to which Xymed.com, Inc., a wholly owned subsidiary of Creative Computer Applications, Inc. (“CCA”), will merge with and into StorCOMM, Inc. (“StorCOMM”), with StorCOMM being the surviving entity (the ”Merger”).  This letter (this “Letter”) hereby confirms our understanding regarding CCA’s obligation to issue options to purchase shares of CCA’s common stock (“CCA Options”) immediately following the Merger.

CCA hereby agrees that, within thirty (30) days following the Merger, CCA will (i) issue 91,980 CCA Options in the amounts and to those individuals listed on Exhibit A hereto; and (ii) to the extent that any options to purchase StorCOMM common stock are voluntarily cancelled pursuant to a Consent and Election to Cancel Stock Options of StorCOMM, Inc., a form of which is attached hereto as Exhibit B, by the holder of such options (“Cancelled StorCOMM Options”) in consideration for the receipt of CCA Options following the Merger, CCA shall issue to each such holder the number of CCA Options that such holder would have received had such holder exchanged his or her Cancelled StorCOMM Options for CCA Options in the Merger pursuant to Section 1.7(a)(i) of the of the Merger Agreement.  The CCA Options required to be issued by this Letter shall (y) have an exercise price based on the fair market value of CCA’s common stock on the date of grant as listed on the American Stock Exchange and (z) vest over a period of two year from the date of grant, with 25% of each such CCA Option vesting 6 months after the date of grant, and thereafter the remainder vesting in equal quarterly installments.  The remaining terms of the CCA Options shall be determined by CCA in its sole discretion.  Notwithstanding anything else contained herein, (a) CCA shall have no obligation to issue any CCA Options under this Letter unless and until StorCOMM receives stockholder approval meeting the requirements of Internal Revenue Code of 1986, as amended, Section 280G(b)(5)(B) for the transactions contemplated hereby in a form satisfactory to CCA and CCA receives a certificate from StorCOMM’s secretary certifying that such approval was obtained, and (ii) CCA shall have no obligation to issue any CCA Options under this Letter to any person that is not an employee of StorCOMM at the time of the grant of such CCA Options.

This Letter shall terminate and be of no further force and effect upon the termination of the Merger Agreement.

Please acknowledge your agreement to the provisions of this Letter by signing below.

Sincerely, Creative Computer Applications, Inc.
By: /s/ Steven M. Besbeck
Name: Steven M. Besbeck
Title: Chief Executive Officer

Agreed and Accepted: StorCOMM, Inc.

By: /s/ Samuel G. Elliott
Name: Samuel G. Elliott
Title: Chief Executive Officer

EXHIBIT A

Stock Option Plan Worksheet

[Omitted]

EXHIBIT B

FORM OF

CONSENT AND ELECTION TO CANCEL

STOCK OPTIONS OF STORCOMM, INC.

See attached.

[Omitted]